Exhibit 99.1

Freedom Holding Corp. Announces Completion of Private Placement of Common Shares

ALMATY, Kazakhstan, March 8, 2018 -- Freedom Holding Corp. (Pink Open Market: FRHC) (the “Company”) today announced it has concluded the sale of 5,426,612 common shares at an offering price of $5.50 per share raising a total of $29,846,366 in a private placement to investors outside the United States pursuant to Regulation S. The Company also made a private placement of shares under Regulation S that was completed in December 2017 in which it raised a total of $11,045,000.

Company CEO, Timur Turlov stated, “The interest and support we have received from our investors is gratifying. We are a rapidly growing financial services firm and the funding we have secured over that past several months of more than $40 million will allow us to continue to provide outstanding service to our growing clientele while enhancing our ability to take advantage of the expanding opportunities to participate in the international and regional financial markets.”

Freedom Holding Corp. is a financial services holding company conducting retail financial brokerage, investment counseling, securities trading, investment banking and underwriting services through its subsidiaries under the name of Freedom Finance in the Commonwealth of Independent States (CIS). The Company is a member of the Moscow Exchange (MOEX), Saint-Petersburg Exchange and Kazakhstan Stock Exchange (KASE). The Company is headquartered in Almaty, Kazakhstan, with executive offices also in Moscow, Russia and the United States. The Company employs more than 400 experienced professionals across 24 branch offices in Russia, 15 branches in Kazakhstan, and offices in Kyrgyzstan, Ukraine and Cyprus.

OTC Market Group, Inc. operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks, including the Pink Open Market. Investors will be able to view Real Time Level II stock quotes for the Company at http://www.otcmarkets.com

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements regarding the Company’s use of sale proceeds and enhancing our ability to take advantage of expanding opportunities. All forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business and regulatory risks and factors identified in the Company’s periodic reports filed with the Securities and Exchange Commission.  All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

The OTC Markets Group, Inc. has not approved nor disapproved of the contents of this press release.

usoffice@freedomholdingcorp.com

SOURCE Freedom Holding Corp.